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                                   EXHIBIT 5

                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                                            WRITER'S DIRECT LINE
                                                                    213-689-5844


September 7, 1994

FirstFed Financial Corp.
401 Wilshire Boulevard
12th Floor
Santa Monica, California 90401

   RE: FirstFed Financial Corp.
       Registration Statement--    % Notes due 2004


Ladies and Gentlemen:

    We are acting as special counsel to FirstFed Financial Corp., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 33-54627) (the "Company's Registration Statement"), related to the underwritten public offering of up to $50,000,000 of __% Notes due 2004 (the "Notes") of the Company.

    For the purposes of this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon certificates and statements of public officials, officers or representatives of the Company and of others.

    Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that:

    When the Company's Registration Statement has become effective under the Securities Act of 1933, the terms of the Notes and their issue and sale have been duly established as authorized and do not violate any applicable law or agreement or instrument then binding on the Company, and the Notes have been duly executed and authenticated in accordance with the terms of the indenture pursuant to which the Notes are to be issued (the "Indenture") and sold as contemplated in the Registration Statement, the Notes will constitute valid and binding obligations

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First Financial Corp.               -2-                      September 7,1994

 of the Company subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally, and (ii) general principles of equity (whether considered in a proceeding at law or in equity).

    This opinion is limited to the federal laws of the United States of America, the laws of the States of New York and California and the General Corporation Law of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Validity of the Notes" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993.

     The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.

                                         Very truly yours,


                               FRIED, FRANK, HARRIS, SHRIVER & JACOBSON




                               By:  Edward S. Rosenthal
                                  --------------------------
                                    Edward S. Rosenthal